Exhibit 10.1

July 20, 2016

Rick Miller

Dear Rick,

On behalf of eXp World Holdings, Inc., a Delaware corporation (the "Company"), I am pleased to invite you to join the Company's Board of Directors (the "Board"), subject to your election to the Board by the requisite percentage of stockholders (the date of such election being the "Effective Date"), which we anticipate will be July 20, 2016. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will receive Seventy-Five Thousand and 00/100 USD ($75,000) in annual cash compensation and will be granted an option under the Company's 2015 Equity Incentive Plan (the "Plan") to purchase 1,000,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock on the date the Board approves the option grant. The company has also negotiated with Penny Sanford to provide 350,000 additional options on the same terms as those from the company. We will recommend that the Board set your vesting schedule such that (i) the shares subject to the option shall vest in a series of equal monthly installments over a 36 month period measured from the Effective Date, subject to your continued service on the Board on any such date.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company's expense reimbursement policy as in effect from time to time.

In accepting this offer, you are representing to us that you have reviewed and understand the Board's expectations of you as a contributing member to it and to the company, and that you do not know of any conflict which would restrict your service on the Board.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Yours very truly,

/s/ Glenn Sanford
Glenn Sanford, Chairman

Accepted:	/s/ Rick Miller	Date: 7-20-16
Rick Miller